Exhibit 10.2

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (this “Agreement”), effective as of the 3rd day of February, 2005, is between Argonaut Group, Inc. a Delaware corporation (the “Company”) and Mark W. Haushill (the “Employee”).

RECITALS:

The Company desires to continue the “at will” employment of the Employee and to obtain from the Employee certain supplemental agreements regarding confidential information, competition and Company relationships.

As an incentive for the foregoing, the Company desires to grant certain severance benefits to Employee as hereinafter set forth.

The Employee desires to continue such employment relationship with the Company and to make such agreements.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:

1.	Nature of Employment. The Company and the Employee agree that the Employee is employed “at will,” and nothing in this Agreement is intended to create an obligation by the Employer to continue its employment relationship with the Employee.

2.	Agreement Term. The “Agreement Term” shall be the period beginning on the date hereof and ending on the first to occur of (a) July 1, 2006, (b) the date of the Employee’s death, (c) the date the Employee ceases to be an employee of the Company (whatever the reason for such termination of employment), (d) the date this Agreement is terminated by the Company as a result of a material breach of this Agreement by the Employee provided such breach has remained uncured for forty-five (45) days following written notice to the Employee of such breach by or on behalf of the Company.

3.	Severance Benefits. If a Change of Control occurs during the Agreement Term, and if subsequently (x) the Employee’s employment by the Company is terminated by the Company without Cause within 18 months following such a Change of Control, or (y) the Employee’s employment by the Company is terminated by the Employee for Good Reason, then:

a.	The Employee shall immediately receive from the Company a lump sum payment equal to the base cash compensation of the Employee for a period of 24 months, computed at the rate of monthly compensation paid to the Employee at the time of the occurrence of the Change of Control.

b.

For such period of time not exceeding 12 months that the Employee or any of the Employee’s dependents is eligible for and elects COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)) under any Company group health plan, the Company shall pay

100% of the premiums necessary to maintain such COBRA continuation and Medicare wrap-around coverage.

c.	The Employee shall also be entitled to any other payments and benefits for which the Employee qualifies under the terms of any employee benefit plans or arrangements, other than any severance benefit, adopted by the Company from time to time and as in effect at the time of Employee’s employment termination, provided, that with respect to any stock option or restricted stock plan among such plans and arrangements with vesting provisions subject only to the passage of time, Employee will be deemed vested thereunder at the time a payment is made under Section 3(a) to the same extent as Employee would have been vested if Employee’s employment had continued through the end of the applicable then current vesting period.

4.	Change of Control. For purposes of this Agreement:

a.	A “Change of Control” shall of be deemed to occur at such time as any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder), other than any “person” or “group” of which the Employee is an affiliate, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than thirty percent of the total outstanding voting stock of the Company; provided, however, a public offering of any of such Company stock shall not be deemed a “change of control” for purposes hereof. A Change of Control will be deemed to occur only once. Upon the occurrence of a Change of Control, all references herein to the “Company” shall be deemed to include the entity resulting from or surviving such Change of Control.

b.	The term “affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “person”), any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of this definition, “control” when used with respect to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated”, “controlling” and “controlled” have meanings correlated to the foregoing.

5.	Termination for Cause. For purposes of Section 3, only a termination of the Employee’s employment by the Company arising from any of the following shall be deemed to be a termination for Cause (and any other termination shall be deemed to be without Cause):

a.	Provided that the Employee has not then been assigned any duties that are inconsistent with, or materially more burdensome than, Employee’s duties at the time of the Change of Control, the willful and continued failure by the Employee to substantially perform such duties, within a reasonable period of time after a written demand for substantial performance is delivered to the Employee by the officer of the Company to whom the Employee then reports, which demand must specifically identify the manner in which such officer believes that the Employee has not substantially performed Employee’s duties;

b.	The willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

c.	The engaging by the Employee in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the of the officer of the Company to whom the Employee then reports, the Employee’s credibility and reputation no longer conform to the standard of the Company’s executives; provided, however, that Cause shall exist under this subsection (c) only if the misconduct involves a violation of applicable laws.

For these purposes, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company.

6.	Good Reason. For purposes of Section 3, if the Employee (a) provides written notice to the Company of the occurrence of Good Reason (as defined below) within a reasonable time after the Employee has knowledge of the circumstances constituting Good Reason, which notice must specifically identify the circumstances which the Employee believes constitute Good Reason; (b) the Company fails to notify the Employee of the Company’s intended method of correction within a reasonable period of time after the Company receives such notice, or the Company fails to correct the circumstances within a reasonable time after such notice; and (c) the Employee resigns within a reasonable time after receiving the Company’s response, if such notice does not indicate an intention to correct such circumstances; or within a reasonable time after the Company fails to correct such circumstances, then the Employee’s employment by the Company shall be deemed to have been terminated by the Employee for Good Reason. “Good Reason” shall mean, without the Employee’s express written consent (and except in consequence of a prior termination of the Employee’s employment), the occurrence of any of the following circumstances:

i.	Any change in the duties or responsibilities of Employee that is materially and adversely inconsistent with Employee’s position(s), duties, responsibilities or status with the Company at the time of the occurrence of the Change of Control (including any material diminution of such duties or responsibilities);

ii.	A reduction in Employee’s base salary from the level of such base salary at the time of the occurrence of the Change of Control unless such reduction is part of a Company action affecting, in a similar way, all employees of a similar rank;

iii.	The relocation of the Employee’s base office to an office that is more than 30 highway miles from the location of the Employee’s base office at the time of the occurrence of the Change of Control, or a requirement that the Employee engage in travel that is materially greater than is reasonably required by the Company’s business at that time;

iv.	The failure of the Company to continue in effect any material employee benefit plan, bonus and/or compensation plan, welfare benefit plan or fringe benefit plan in which Employee is participating at the time of the occurrence of the Change of Control or the taking of any action by the Company which would adversely affect Employee’s participation in or reduce Employee’s benefits under any such plan, unless such failure or action is part of a Company action affecting in a similar way all employees of a similar rank;

v.	The failure of the Company, without the Employee’s consent, to pay to the Employee any portion of the Employee’s current compensation, or to provide in all material respects the indemnification set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between Employee and Company as at the time are in effect;

vi.	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

7.	Gross-Up Payment.

a.	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company to or for the benefit of Employee (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) (the “Excise Tax”), then the Company shall pay to the Employee an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the products of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Employee’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, and (B) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Employee’s adjusted gross income.

b.	As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (Underpayment) or Gross-Up Payments are made by the Company which should not have been made (Overpayment), consistent with the calculations required to be made hereunder. In the event that the Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Employee for the Employee’s Excise Tax, any such Overpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

8.	Non-Competition Obligations.

a.	In order to induce the Company to make the payments and provide the other benefits to the Employee as described in this Agreement, the Employee hereby undertakes and agrees as follows:

i.	The Employee will not, directly or indirectly, for the Employee or for others engage in any business in the geographic area competitive with the Company’s or any of its affiliates line of specialty property and/or casualty insurance business as of the date of the termination of the employment relationship;

ii.	The Employee will not render advice, or services to or otherwise assist, any other person who is engaged, directly or indirectly in any business in the geographic area (defined as those areas by county in which the Company has customers) that is competitive with the Company’s or its affiliates line of specialty property or casualty insurance business as of the date of the termination of the employment relationship;

iii.

The Employee will not, directly or indirectly for the Employee’s or others, following termination of the Employee’s employment with the Company, encourage or induce any current or former employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates or offer employment, retain, hire or assist in the hiring of any such employee by any person, association or entity not affiliated with the Company or any of its affiliates; provided, however, that nothing in this subsection (iii) shall prohibit the Employee from offering employment to any prior employee of the Company or any of its affiliates who was not employed by the Company or any of its affiliates at any time in the twelve months prior to the termination of the Employee’s employment.

b.	The non-competition obligation set forth in this Section 8 shall apply during the Employee’s employment and, if the Employee receives the payment contemplated by Section 3(a) hereof, for a period of one year after termination of employment.

9.	No Interference With Company Relationships. If the Employee receives the payment contemplated by Section 3(a), then for a period of one year following a termination of the Employee’s employment with the Company, the Employee shall not, either on the Employee’s own behalf or as an agent, consult, partner, shareholder, employee, owner or representative of any person or entity:

a.	Directly or indirectly interfere with any of the Company’s or any of its affiliates’ relationships with any of their customers, prospects or clients or induce, or encourage any customer or client to stop doing business with the Company or any of its affiliates or to induce or encourage any prospect to not retain the services of the Company or any of its affiliates;

b.	Solicit or attempt to solicit, directly or indirectly, any business of any of the Company’s or its affiliates’ customers/clients or prospects;

c.	Take any action, directly or indirectly, to obtain any customer or prospect of the Company or any of its affiliates or any business from any such customer/client or prospect;

d.	Or otherwise interfere with any business from any of the Company’s or any of its affiliates’ customers/clients or prospects.

The term “prospect” means any person or entity for whom or for which a premium quotation or proposal for services had been prepared by Company or any of its affiliates within twelve months of Employee’s termination of employment.

10.	Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall enure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.

11.	Notices. Any notice required or permitted to be given to the Employee pursuant to this Agreement shall be sufficiently given if sent to the Employee by registered or certified mail addressed to the Employee at 10101 Reunion Place, Ste. 500, San Antonio, Texas 78216, or at such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to the Company by registered or certified mail addressed to it at 10101 Reunion Place, Ste. 500, San Antonio, Texas 78216, or at such other address as it shall designate by notice to the Employee.

12.	Invalid Provisions. The invalidity or unenforceability of a particular provision of this Agreement shall not effect the enforceability of any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13.	Amendments To The Agreement. This Agreement may only be amended in writing by an agreement executed by both parties hereto.

14.	Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supercedes any and all prior agreements, oral or written, and negotiations between said parties regarding the subject matter contained herein.

15.	Applicable Law, Venue and Specific Performance. This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Texas; with venue of any lawsuit between the parties in State District Court, Bexar County, Texas. The Employee acknowledges that the Company would be irreparably injured by a violation of Sections 8, or 9, and agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Employee from any actual or threatened breach thereof. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

16.	No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.	Severability. If a Court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not effect the validity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

18.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

19.	Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal employee deductions made with respect to the Company’s employees generally.

In witness whereof, the parties hereto have executed this Agreement as of the day and year above written.

Argonaut Group, Inc.:		Mark W. Haushill:

By:	/s/ Mark E. Watson, III	/s/ Mark W. Haushill
Mark E. Watson, III President and CEO